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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Click Commerce, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated February 7, 2000, except as to Note 13, which is as of February 14, 2000, with respect to the balance sheets as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the registration statement on Form S-1 (No. 333-30564) of Click Commerce, Inc. filed with the Securities and Exchange Commission and declared effective on June 26, 2000.




/s/ KPMG LLP

Chicago, Illinois
January 26, 2001